FOR IMMEDIATE RELEASE      NYSE American – REI

RING ENERGY ANNOUNCES $25 MILLION DEBT REDUCTION IN Q2 2023 AND SALE OF NON-CORE DELAWARE BASIN ASSETS

~ Net Sales Proceeds from Transaction Used to Further Pay Down Debt ~

The Woodlands, TX – July 5, 2023 – Ring Energy, Inc. (NYSE American: REI) (“Ring” or the “Company”) today announced a $25 million net reduction of borrowings during the second quarter on its senior revolving credit facility with a current borrowing base of $600 million (the “Credit Facility”). The Company also announced the sale of its non-core asset position in the West Texas’ Delaware Basin (the “Delaware Transaction”) to an unaffiliated private buyer.

Ring ended the second quarter of 2023 with $397 million of borrowings outstanding on its recently reaffirmed $600 million borrowing base on its $1 billion Credit Facility. During the second quarter, the Company paid down debt by $25 million from its first quarter 2023 balance of $422 million. Ring is targeting further debt reduction during the second half of 2023, with the level and timing dependent on hydrocarbon price levels and market conditions, the timing of the Company’s capital spending, and other considerations.

The Delaware Transaction was completed in the second quarter of 2023 and included a gross sales price of $8.25 million. With an effective date of March 1, 2023 and considering standard purchase price adjustments and transaction costs, Ring received net proceeds of approximately $7.8 million, which was used to pay down debt on the Company’s Credit Facility.

Recent production from the Delaware asset averaged approximately net 240 barrels of oil equivalent per day (“Boe/d”) (85% oil). Ring is not revising its full year 2023 production guidance as a result of this sale.

Paul D. McKinney, Chairman and Chief Executive Officer, commented, “Supported by the results from our capital spending program, our ongoing efforts to drive further efficiencies in the business, and the net proceeds from the Delaware Transaction, we generated significant cash flow during the second quarter of 2023. We used a portion of our excess cash flow to pay down debt by $25 million, and we look forward to continued debt reduction during the second half of this year.”

Mr. McKinney added, “We were pleased to complete the sale of our non-core Delaware Basin assets. This sale emphasizes our focus on building and developing our core positions in the Northwest Shelf and Central Basin Platform that continue to generate significant returns for our shareholders.”

Mr. McKinney concluded, “The further strengthening of our balance sheet and financial position has and will continue to remain the key priority for the Company, and today’s announcements provide additional tangible examples of our commitment to this pursuit.”

Separately, and as part of Ring’s continued focus on maximizing cash flow generation and improving its balance sheet, the Company is actively pursuing the sale of its operated assets in New Mexico. Ring is consolidating its development efforts in its core operating areas in Texas. The New Mexico assets for sale include approximately 5,700 gross (5,180 net) acres and currently produce approximately 300 net Boe/d (93% oil).

About Ring Energy, Inc.
Ring Energy, Inc. is an oil and gas exploration, development, and production company with current operations focused on the development of its Permian Basin assets. For additional information, please visit www.ringenergy.com.

SAFE HARBOR STATEMENT
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve a wide variety of risks and uncertainties, and include, without limitation, statements with respect to the Company’s strategy and prospects. Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2022, and its other filings. Readers and investors are cautioned that the Company’s actual results may differ materially from those described in the forward-looking statements due to a number of factors, including, but not limited to, the Company’s ability to acquire productive oil and/or gas properties and to successfully drill and complete oil and/or gas wells on its properties, general economic conditions both domestically and abroad, and other factors that are more fully described in SEC filings of the Company.

Contact Information
Al Petrie Advisors
Al Petrie, Senior Partner
Phone: 281-975-2146
Email: apetrie@ringenergy.com
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